EXHIBIT 10.14

LOAN AGREEMENT

Dated as of July 31, 2003

Between

PHILADELPHIA PLAZA-PHASE II, LP,

as Borrower

and

MORGAN STANLEY MORTGAGE CAPITAL INC.,

as Lender

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

Page
SCHEDULES
Schedule I	-	Rent Roll
Schedule II	-	Intentionally Deleted
Schedule III	-	Organizational Chart
Schedule IV	-	Form of Subordination, Non-Disturbance and Attornment Agreement
Schedule V	-	Schedule of Amortized Payments
Schedule VI	-	Description of REA
Schedule VII	-	Approved Lease Form

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of July 31, 2003 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation, having an address at 1221 Avenue of the Americas, 27th Floor, New York, New York 10020 (“Lender”) and PHILADELPHIA PLAZA-PHASE II, LP, a Pennsylvania limited partnership having an address at c/o Thomas Properties Group LLC, 515 South Flower, Suite 600, Los Angeles, California 90071 (“Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided:

“Acquired Property Statements” shall have the meaning set forth in Section 9.1(c).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than forty percent (40%) of, is in control of, is controlled by or is under common ownership or control with such Person or is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” shall mean PNC Bank, National Association, and any successor Eligible Institution thereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean $6,600,000.00.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth Borrower’s good faith estimate of gross revenue, operating expenses (including the

1

Philadelphia Gross Receipts Tax, Net Profits Tax and such other customary business taxes incurred by Borrower in the ordinary course of operating the Property and the cost of sundry services performed by Borrower for a Tenant, the cost of which is reimbursable to Borrower by such Tenant), real estate taxes, and Capital Expenditures for the applicable Fiscal Year.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.6(e).

“Approved Lease Form” shall mean the form of Lease approved by Lender and attached hereto as Schedule VII.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated the date hereof among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.

“Borrower” shall mean Philadelphia Plaza-Phase II, LP, a Pennsylvania limited partnership, together with its permitted successors and permitted assigns.

“Borrower General Partner” shall mean TCS Genpar, LLC, a Delaware limited liability company.

“Borrower’s Partners” shall have the meaning set forth in Section 11.22(b).

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property and required to be capitalized according to GAAP.

“Capital Expenditure/Leasing Funds” shall have the meaning set forth in Section 6.4.1.

“Capital Expenditure/Leasing Funds Amount” shall mean (a) with respect to the period of time from the Closing Date but prior to July 1, 2009, an amount equal to $178,739.25 and (b) with respect to the period of time from and after July 1, 2009 through the Maturity Date, an amount equal to $79,439.67.

“Capital Expenditure Funds” shall have the meaning set forth in Section 6.4.2(b).

“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower, Manager and Agent.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).

“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Component A1” shall mean that portion of the Loan in the amount of Thirty Three Million and No/100 Dollars ($33,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Component Al Rate” shall mean a rate per annum equal to Six and Three-Tenths percent (6.30%).

“Component A2” shall mean that portion of the Loan in the amount of Thirty Three Million and No/100 Dollars ($33,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Component A2 Rate” shall mean a rate per annum equal to Six and Three-Tenths percent (6.30%).

“Component A3” shall mean that portion of the Loan in the amount of Thirty Three Million and No/100 Dollars ($33,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Component A3 Rate” shall mean a rate per annum equal to Six and Three-Tenths percent (6.30%).

“Component A4” shall mean that portion of the Loan in the amount of Thirty Three Million and No/100 Dollars ($33,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Component A4 Rate” shall mean a rate per annum equal to Six and Three-Tenths percent (6.30%).

“Components” shall mean, collectively, Component Al, Component A2, Component A3 and Component A4.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Constituent Partner” shall have the meaning set forth in Section 11.22(b).

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including the Yield Maintenance Premium if payable pursuant to any of the Loan Documents) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments under the Note.

“Debt Service Reserve Account” shall have the meaning set forth in the Cash Management Agreement.

“Debt Service Reserve Funds” shall have the meaning set forth in Section 6.5.1.

“Debt Service Reserve Target Amount” shall have the meaning set forth in Section 6.5.1.

“Debt Service Reserve Target Deposit” shall have the meaning set forth in Section 6.5.1.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to each Component, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Interest Rate.

“Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Permitted Prepayment Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.5.3.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i).

“Defeasance Event” shall have the meaning set forth in Section 2.5.1(a).

“Disclosure Document” shall have the meaning set forth in Section 9.2(a).

“Disclosure Document Date” shall have the meaning set forth in Section 9.1(c)(iv).

“Eligible Account” shall mean an identifiable account which is separate from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R, § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a federal or state chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower in connection with the Loan for the benefit of Lender.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgage.

“ERISA” shall have the meaning set forth in Section 3.1.8.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Exchange Act” shall have the meaning set forth in Section 9.2(a).

“Exchange Act Filing” shall have the meaning set forth in Section 9.1(c)(vi).

“Excusable Delay” shall mean a delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.

“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Guarantor” shall mean Thomas Development Partners, LP, a California limited partnership, or the guarantor under any replacement guaranty issued pursuant to Section 5.16 of the Guaranty.

“Guarantor Operational Covenant” shall mean have the meaning set forth in the Guaranty.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Lender or any replacement guaranty issued pursuant to Section 5.16 of the Guaranty.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts requited to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).

“Independent Director” shall have the meaning set forth in Section 3.1.24(p).

“Insolvency Opinion” shall mean that certain bankruptcy nonconsolidation opinion letter dated the date hereof delivered by Pircher, Nichols and Meeks in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).

“Interest Period” shall mean (a) for the first interest period hereunder, (i) if the Closing Date occurs on or before the eighth (8th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the eighth (8th) day of the calendar month in which the Closing Date occurs, and (ii) if the Closing Date occurs on or after the ninth (9th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the eighth (8th) day of the following calendar month and (b) for each interest period thereafter commencing August 9, 2003, the period commencing on the ninth (9th) day of each calendar month and ending on (and including) the eighth (8th) day of the following calendar month. Each Interest Period as set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean (a) with respect to Component Al, the Component A1 Rate, (b) with respect to Component A2, the Component A2 Rate, (c) with respect to Component A3, the Component A3 Rate and (d) with respect to Component A4, the Component A4 Rate.

“Junior A Mezzanine Borrower” shall mean Philadelphia Plaza-Phase II, LP, a Pennsylvania limited partnership.

“Junior A Mezzanine Lender” shall mean DB Realty Mezzanine Parallel Fund II, LLC, a Delaware limited liability company.

“Junior A Mezzanine Loan” shall mean the mezzanine loan made by Junior A Mezzanine Lender to Junior A Mezzanine Borrower in the aggregate principal amount of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00).

“Junior A Mezzanine Loan Agreement” shall mean that certain Junior A Mezzanine Loan Agreement dated as of the date hereof between Junior A Mezzanine Lender and Junior A Mezzanine Borrower and TCS SPE 2, L.P., a Delaware limited partnership, as a guarantor as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Junior A Mezzanine Loan Documents” shall mean, collectively, the Junior A Mezzanine Note, the Junior A Mezzanine Loan Agreement and any and all other documents evidencing or securing the Junior A Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Junior A Mezzanine Note” shall mean that certain Junior A Mezzanine Promissory Note dated the date hereof made by the Junior A Mezzanine Borrower to Junior A Mezzanine Lender in the stated principal amount of $3,500,000.00, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Junior B Mezzanine Borrower” shall mean Philadelphia Plaza-Phase II, LP, a Pennsylvania limited partnership.

“Junior B Mezzanine Lender” shall mean DB Realty Mezzanine Parallel Fund 11, LLC, a Delaware limited liability company.

“Junior B Mezzanine Loan” shall mean the mezzanine loan made by Junior B Mezzanine Lender to Junior B Mezzanine Borrower in the aggregate principal amount of Twenty Four Million Four Hundred Fifty Seven Thousand Three Hundred Forty and No/100 Dollars ($24,457,340.00).

“Junior B Mezzanine Loan Agreement” shall mean that certain Junior B Mezzanine Loan Agreement dated as of the date hereof between Junior B Mezzanine Lender and Junior B Mezzanine Borrower and TCS SPE 3, L.P., a Delaware limited partnership, as a guarantor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Junior B Mezzanine Loan Documents” shall mean, collectively, the Junior B Mezzanine Note, the Junior B Mezzanine Loan Agreement and any and all other documents evidencing or securing the Junior B Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Junior B Mezzanine Note” shall mean that certain Junior B Mezzanine Promissory Note dated the date hereof made by the Junior B Mezzanine Borrower to Junior B Mezzanine Lender in the stated principal amount of $24,457,340.00, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. Subleases granted by parties other than Borrower, or its predecessor in interest, shall not be included in this definition unless there is any agreement with Borrower, or its predecessor in interest, which could make such sublease a direct Lease with the fee owner of the Property.

“Lease Termination Fee” shall have the meaning set forth in Section 6.6.1.

“Lease Termination Rollover Funds” shall have the meaning set forth in Section 6.6.1.

“Leasing Funds” shall have the meaning set forth in Section 6.4.2(c).

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto.

“Lender” shall mean Morgan Stanley Mortgage Capital Inc., a New York corporation, together with its successors and assigns.

“Lender Indemnitees” shall have the meaning set forth in Section 11.13(b).

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

“Liabilities” shall have the meaning set forth in Section 9.2(b).

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property or any portion thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of One Hundred Thirty Two Million and No/100 Dollars ($132,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Environmental Indemnity, the Guaranty, the Assignment of Management Agreement and any other document pertaining to the Property as well as all other documents, certificates and agreements now or hereafter executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loss” shall mean any and all liabilities, claims, obligations, debts, actual damages (excluding diminution in value and other consequential damages), fines, penalties, charges, fees, actual out-of-pocket costs and expenses actually incurred by Lender in connection with a matter.

“Major Lease” shall mean any Lease (i) covering more than 50,000 rentable square feet at the Property or (ii) made with a Tenant that is a Tenant under another Lease at the Property or that is an Affiliate of any other Tenant under a Lease at the Property, if the Leases together cover more than 50,000 rentable square feet.

“Management Agreement” shall mean that certain Amended and Restated Management and Leasing Agreement entered into July 1, 1997 by and between Borrower and the Manager, pursuant to which the Manager is to provide management, leasing and other services with respect to the Property.

“Manager” shall mean Thomas Development Partners, LP, a California limited partnership or any other manager approved in accordance with the terms and conditions of the Loan Documents.

“Material Agreements” means each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement and the Leases, under which there is an obligation of Borrower to pay more than $500,000.00 per annum.

“Maturity Date” shall mean May 9, 2013 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise; provided, however, if a Defeasance Event occurs, the Maturity Date shall mean the Permitted Prepayment Date.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charge or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Monthly Debt Service Payment Amount” shall mean, on any Monthly Payment Date, the amount of all accrued but unpaid interest, plus the amortization as set forth on Schedule V.

“Monthly Operating Expense Amount” shall have the meaning set forth in Section 6.7.1.

“Monthly Operating Expense Funds” shall have the meaning set forth in Section 6.7.1.

“Monthly Payment Date” shall mean the ninth (9th) day of every calendar month occurring during the term of the Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morgan Stanley” shall have the meaning set forth in Section 9.2(b).

“Morgan Stanley Group” shall have the meaning set forth in Section 9.2(b).

“Mortgage” shall mean that certain first priority Mortgage, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same maybe amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).

“Note” shall mean, collectively, Note Al, Note A2, Note A3 and Note A4, as either of the same may hereafter be amended, supplemented, restated, increased, extended, consolidated or severed from time to time.

“Note A1” shall mean that certain Promissory Note Al dated the date hereof executed by Borrower and payable to the order of Lender which represents Component Al of the Loan, as the same may hereafter be amended, supplemented, restated, increased, extended, consolidated or severed from time to time.

“Note A2” shall mean that certain Promissory Note A2 dated the date hereof executed by Borrower and payable to the order of Lender which represents Component A2 of the Loan, as the same may hereafter be amended, supplemented, restated, increased, extended, consolidated or severed from time to time.

“Note A3” shall mean that certain Promissory Note A3 dated the date hereof executed by Borrower and payable to the order of Lender which represents Component A3 of the Loan, as the same may hereafter be amended, supplemented, restated, increased, extended, consolidated or severed from time to time.

“Note A4” shall mean that certain Promissory Note A4 dated the date hereof executed by Borrower and payable to the order of Lender which represents Component A4 of the Loan, as the same may hereafter be amended, supplemented, restated, increased, extended, consolidated or severed from time to time.

“Notice” shall have the meaning set forth in Section 11.6.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of a constituent general partner of Borrower or such other authorized representative which in all events shall be subject to Section 11.22 hereof.

“Operating Agreements” shall mean the REA, including any other covenants, restrictions or agreements of record relating to the construction, operation or use of the Property.

“Operating Expense Funds” shall have the meaning set forth in Section 6.7.1.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Otherwise Rated Insurer” shall have the meaning set forth in Section 5.1.2.

“Owner Related Party” or “Owner Related Parties” shall have the meaning set forth in Section 4.1.30(d).

“Permitted Encumbrances” shall mean, collectively, (i) he Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion and (v) easements which (a) are necessary for the operation of the Property that do not and would not have a material and adverse effect on the Property or (b) Lender has approved or may approve in Lender’s discretion.

“Permitted Fund Manager” means any entity which is not subject to a bankruptcy proceeding and is a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate which is investing through a fund which has committed capital of at least $250,000,000.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Prepayment Date” shall mean March 9, 2013.

“Permitted Transferee” shall mean (A) a corporation, partnership or limited liability company (i) acceptable to Lender in its sole discretion, (ii) that qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies and (iii) whose counsel has delivered to Lender a non-consolidation opinion reasonably acceptable to Lender and acceptable to the Rating Agencies in their sole discretion, (B) Senior Mezzanine under or its nominee, (C) Junior A Mezzanine Lender or its nominee or (D) Junior B Mezzanine Lender or its nominee.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal,

state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan Assets Regulation” shall have the meaning set forth in Section 3.1.8.

“Policies” shall have the meaning set forth in Section 5.1.l(b).

“Preferred Equity” shall mean the equity contribution as of the date hereof by an Affiliate of Borrower into TCS SPE 2, L.P., a Delaware limited partnership of Two Million and No/100 Dollars ($2,000,000).

“Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage.

“Qualified Transferee” shall mean (i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, (ii) investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, which is regularly engaged in the business of making or owning mezzanine loans or loans of similar types to the Loan, (iii) a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, a mezzanine loan, so long as (I) the special servicer or manager of such securitization, CDO or trust has the Required Special Servicer Rating, (II) the “controlling class” of such securitization vehicle is held by a Qualified Transferee and (III) the operative documents of the related securitization vehicle, CDO or financing must require that (x) the “controlling class” or “equity interest” in such securitization vehicle or CDO are owned by a Qualified Transferee or a Permitted Investment Fund (as hereinafter defined) and (y) if any of the relevant trustee, special servicer, manager or controlling class fails to meet the requirements of such clause, such entity must be replaced by a qualifying entity within 30 days, (iv) an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Qualified Transferee or a Permitted Fund Manager acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such Permitted Investment Fund are owned, directly or indirectly, by one or more of the following: a Qualified Transferee, an institutional “accredited investor,” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934 (provided each institutional “accredited investor,” or “qualified institutional buyer” meets the test set forth in clause (vi)(A) below), as amended, (v) any other lender or entity (including any opportunity funds) regularly engaged in the business of making mezzanine loans which has been approved as a Qualified Transferee hereunder by the Rating Agencies, (vi) an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) of this definition, and as to each of the entities described in clauses (i), (ii) and (vi) provided such entity (A) has total assets (in name or under management) in excess of $650,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000; and (B) is regularly engaged in the business of making or owning commercial real estate loans or commercial loans secured by a pledge of interests in a mortgage borrower or (vii) any entity Controlled (as defined below) by any one or more of the entities described in this definition. For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interest of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Rating Surveillance Charge” shall have the meaning set forth in Section 9.3.

“REA” shall mean, collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, that certain Reciprocal Easement Agreement more specifically described on Schedule VI attached hereto and made a part hereof.

“Registration Statement” shall have the meaning set forth in Section 9.2(b).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Release Date” shall mean the date that is the earlier to occur of (i) three (3) years from the Closing Date or (ii) two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC Trust established in connection with the last Securitization involving any portion of this Loan.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rent Deficiency” shall have the meaning set forth in Section 6.6.2.

“Rents” shall mean all rents, moneys payable as damages or in lieu of rent, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property.

“Replacement Lease” shall have the meaning set forth in Section 6.6.2.

“Required Special Servicer Rating” means a servicer on its approved list of special servicers in the case of S&P and, in the case of Moody’s, a special servicer that is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the six month period prior to the date of determination and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities. The requirement of any agency not a Rating Agency shall be disregarded.

“Reserve Funds” shall mean, collectively, the Capital Expenditure/Leasing Funds, the Debt Service Reserve Funds, the Operating Expense Funds, the Tax and Insurance Funds and the Lease Termination Rollover Funds.

“Restoration” shall have the meaning set forth in Section 5.2.1.

“Restoration Threshold” shall mean $6,600,000.00.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note for all Monthly Payment Dates occurring after the Defeasance Date and up to and including the Maturity Date (including, in the case of a total defeasance, the outstanding principal balance on the Note as of the Maturity Date), and all payments required after the Defeasance Date, if any, under the Loan Documents for servicing fees, Rating Surveillance Charges and other similar charges.

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).

“Securities” shall have the meaning set forth in Section 9.1(a).

“Securities Act” shall have the meaning set forth in Section 9.2(a).

“Securitization” shall have the meaning set forth in Section 9.1 (a).

“Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

“Senior Mezzanine Borrower” shall mean Philadelphia Plaza-Phase II, LP, a Pennsylvania limited partnership.

“Senior Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments under the Senior Mezzanine Note.

“Senior Mezzanine Lender” shall mean DB Realty Mezzanine Investment Fund II, L.L.C., a Delaware limited liability company.

“Senior Mezzanine Loan” shall mean the mezzanine loan made by Senior Mezzanine Lender to Senior Mezzanine Borrower in the aggregate principal amount of Forty Nine Million One Hundred Thirty Thousand and No/100 Dollars ($49,130,000.00).

“Senior Mezzanine Loan Agreement” shall mean that certain Senior Mezzanine Loan Agreement dated as of the date hereof between Senior Mezzanine Lender and Senior Mezzanine Borrower and TCS SPE 1, L.P., a Delaware limited partnership, as a guarantor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Senior Mezzanine Loan Documents” shall mean, collectively, the Senior Mezzanine Note, the Senior Mezzanine Loan Agreement and any and all other documents evidencing or securing the Senior Mezzanine Loan, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Senior Mezzanine Note” shall mean that certain Senior Mezzanine Promissory Note dated the date hereof made by the Senior Mezzanine Borrower to Senior Mezzanine Lender in the stated principal amount of $49,130,000.00, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 11.24.

“Servicing Agreement” shall have the meaning set forth in Section 11.24.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

“SPC Party” shall have the meaning set forth in Section 3.1.24(o).

“Standard Statement” shall have the meaning set forth in Section 9.1(c).

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Tax and Insurance Funds” shall have the meaning set forth in Section 6.2.1.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Termination Space” shall have the meaning set forth in Section 6.6.1.

“TRIA” shall mean the Terrorism Risk Insurance Act of 2002, as the same may be amended or otherwise modified.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form reasonably acceptable to Lender issued with respect to the Property and insuring the lien of the Mortgage.

“Total Defeasance Event” shall have the meaning set forth in Section 2.5.1(a).

“Treasury Rate” shall mean, as of the Maturity Date, the yield, calculated by Lender by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%) of the yields of non-inflation adjusted noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from such date of determination to the Maturity Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or another nationally recognized source of financial market information selected by Lender. Lender’s determination of the Treasury Rate shall be final absent manifest error.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“Unbudgeted Expense” shall mean any operating expense or capital expenditure which is necessary for the maintenance, operation and use of the Property not set forth in the Approved Annual Budget and for which budget approval has not been obtained from Lender,

Senior Mezzanine Lender, Junior A Mezzanine Lender and Junior B Mezzanine Lender; provided, however, that such an operating expense or capital expenditure shall not be an Unbudgeted Expense unless in the reasonable opinion of Lender, the incurrence of the same was necessary for the proper maintenance, operation and use of the Property and was certified as such by Lender to Agent.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b).

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i).

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Yield Maintenance Premium” shall mean an amount equal to the greater of: (i) one percent (1%) of the principal amount of the Loan being prepaid or (ii) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select another nationally recognized source of financial market information. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by the Note in the aggregate principal amount of One Hundred Thirty Two Million and No/100 Dollars ($132,000,000.00) and shall be repaid in accordance with the term of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay and discharge any existing loans relating to the Property, (ii) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (iii) deposit the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, (v) fund any working capital requirements of the Property and (vi) retain the balance, if any.

2.1.5 Modification of Components. Lender shall have the right, at any time, to modify the Loan in order to create additional Components, reduce the number of Components, reallocate the principal balances of the Components or eliminate the Component structure of the Loan provided that (a) the total principal balance of the Loan immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification, and (b) the weighted average of the interest rates for all Components always equals the weighted average of the interest rates for all Components immediately prior to such modification. Lender shall have the right to modify the Components in accordance with this Section 2.1.5 upon prior notice to Borrower (in which event such modification shall then be deemed effective). Lender shall provide certified copies of any modification of the Components to Borrower. If requested by Lender, Borrower shall promptly execute an amendment to this Agreement and the Note to evidence such modification.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of each Component shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.

2.2.2 Intentionally Omitted.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4 Interest Calculation. Interest on the outstanding principal balance of each Component shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the calendar month immediately prior to such Monthly Payment Date.

2.2.5 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payments.

2.3.1 Payment. Borrower shall make a payment to Lender of interest only on August 9, 2003 for the period from the Closing Date through and including August 8, 2003 (unless the Closing Date is the ninth day of a calendar month, in which case no such separate payment of interest shall be due). Borrower shall make a payment to Lender of principal and interest in the amount of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in September 9, 2003 and on each Monthly Payment Date thereafter to and including the Maturity Date. Each payment shall be applied (a) first to accrued and unpaid interest on all of the Components and (b) the balance shall be applied to principal of all the Components, pro rata and pari passu.

2.3.2 Intentionally Omitted.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest (including without limitation the Accrued Interest) and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.

2.3.5 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the preceding Business Day.

(c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

2.3.6 Payments After Event of Default. Any amounts received by Lender following an Event of Default shall be applied by Lender toward the payment of interest and/or principal of any of the Components and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall deem proper.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On and after the Permitted Prepayment Date, Borrower may, provided no Event of Default has occurred and is continuing, at its option and upon ten (10) Business Days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole on any date without payment of the Yield Maintenance Premium or any other premium or fee. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date. Borrower may revoke its notice of prepayment if written notice of such revocation is provided to Lender at least five (5) Business Days prior to the proposed prepayment date.

2.4.2 Mandatory Prepayments. On each date on which Borrower or Lender actually receives a distribution of Net Proceeds, and if Lender is not obligated to make such Net Proceeds available to Borrower for a Restoration, Borrower shall, at Lender’s option, prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with interest that would have accrued on such amounts through the next Monthly Payment Date. The full amount of any such prepayment shall be applied to the Components in the order specified in Section 2.3.1 and any amount of such prepayment in excess of that required to pay the Debt in full and such interest shall, if any of the Senior Mezzanine Loan, the Junior A Mezzanine Loan or the Junior B Mezzanine Loan is in existence, be paid in the following order of priority: (a) first to the Senior Mezzanine Loan, (b) second to the Junior A Mezzanine Loan and to the Preferred Equity, pari passu, (c) third to the Junior B Mezzanine Loan and (d) with any remainder being promptly remitted to Borrower. No Yield Maintenance Premium or other prepayment premium or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any prepayment received by Lender pursuant to this Section 2.4.2 on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date.

2.4.3 Prepayments After Default. If after an Event of Default but prior to the Permitted Prepayment Date, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay the Yield Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. The full amount of any such prepayment shall be applied by Lender toward the payment of interest and/or principal of any of the Components and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall deem proper.

Section 2.5 Defeasance.

2.5.1 Conditions to Defeasance. (a) Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Release Date and prior to Permitted Prepayment Date to voluntarily defease the entire Loan and obtain a release of the lien of the Mortgage by providing Lender with the Defeasance Collateral (hereinafter, a “Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i) Borrower shall provide Lender not less than thirty (30) days notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying a date (the “Defeasance Date”) on which the Defeasance Event is to occur;

(ii) Borrower shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Defeasance Date and (B) all other sums, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iii) Borrower shall deposit the Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.2 and 2.5.3 hereof;

(iv) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Defeasance Collateral;

(v) Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such

Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of a Defeasance Event pursuant to this Section 2.5, (C) the Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes, (D) delivery of the Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law and (E) a non-consolidation opinion with respect to the Successor Borrower,

(vi) Borrower shall deliver to Lender a Rating Agency Confirmation as to the Defeasance Event;

(vii) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5 have been satisfied;

(viii) Borrower shall deliver a certificate of a “Big Four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(ix) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(x) Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

(b) If Borrower has elected to defease the Note and the requirements of this Section 2.5 have been satisfied, the Property shall be released from the lien of the Mortgage and the Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of the Lien, Borrower shall submit to Lender, not less than fifteen (15) days prior to the Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying to Borrower’s actual knowledge that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses association with the release of the lien of the Mortgage, including Lender’s reasonable attorneys’ fees. Except as set forth in this Section 2.5 or in connection with a prepayment of the Debt in full described in and permitted by Section 2.4.1 and Section 2.4.2, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Mortgage on the Property.

2.5.2 Defeasance Collateral Account. On or before the date on which Borrower delivers the Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (i) Defeasance Collateral, and (ii) cash from interest and principal paid on the Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be paid to Borrower. Borrower shall cause the Eligible Institution at which the Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its sole discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Defeasance Collateral in accordance with this Agreement. The Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

2.5.3 Successor Borrower. In connection with a Defeasance Event under this Section 2.5, Borrower shall, if required by the Rating Agencies or if Borrower elects to do so, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity and which shall be approved by the Rating Agencies. Any such Successor Borrower may, at Borrower’s option, be an Affiliate of Borrower unless the Rating Agencies shall require otherwise. Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the Defeasance Collateral to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay a minimum of $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorney’s fees and expenses, incurred in connection therewith.

III.	REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations.

Borrower represents and warrants that as of the Closing Date:

3.1.1 Organization. (a) Each of Borrower and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

(b) Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender within five (5) Business Days after the date of such change). Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is 1611765. Borrower’s federal tax identification number is 52-1685931. Borrower is not subject to back-up withholding taxes.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s actual knowledge, threatened against Borrower in any court or by or before any other Governmental Authority which would materially and adversely affect the ability of Borrower to carry out the transactions contemplated by this Agreement.

3.1.5 Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would materially and adversely impair Borrower’s ability to repay the Loan or Lender’s ability to enforce its rights and remedies under the Loan Documents.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected lien on the Property, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, materially impair the use or operations of the Property or impair Borrower’s ability to pay its obligations in a timely manner.

3.1.8 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to Title I of ERISA, or a “plan” as defined in Section 4975 of the Code, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101 (the “Plan Assets Regulation”), and (c) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, as defined in Section 3(32) of ERISA.

3.1.9 Compliance. Except as otherwise disclosed in writing prior to the Closing Date by Borrower to Lender, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would materially adversely affect Borrower’s ability to repay the Loan or Lender’s ability to enforce its rights and remedies under the Loan Documents. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

3.1.10 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered (as to the audited financial statements of Borrower (all of the other foregoing financial information is prepared in accordance with reasonable and sound accounting practices, to the extent accounting practices apply)), except as disclosed therein. Except for the Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s actual knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.

3.1.13 Separate Lots. The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

3.1.14 Assessments. Except as disclosed in the Title Policy, there are no pending, or to Borrower’s actual knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property and collect Rents. Other than Borrower, no Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17 Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of the Policies or so-called “Acord” certificates evidencing coverage thereof, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Licenses. All permits and approvals, including without limitation, certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained and are in full force and effect.

3.1.19 Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.1.20 Physical Condition. To Borrower’s actual knowledge and except as otherwise identified in the Property Condition Report, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21 Boundaries. Except as may be shown on the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the improvements, so as to materially and adversely affect the value or marketability of the Property except those which are insured against by title insurance.

3.1.22 Leases. Borrower represents and warrants to Lender with respect to the Leases that: (a) the rent roll attached hereto as Schedule I is true, complete and correct and the Property is not subject to any Leases other than the Leases described in Schedule I, (b) the Leases identified on Schedule I are in full force and effect and to Borrower’s actual knowledge, there are no defaults thereunder by either party, (c) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (d) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (e) all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (f) except as otherwise disclosed in writing prior to the Closing Date by Borrower to Lender, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant and (g) all security deposits are being held in accordance with Legal Requirements.

3.1.23 Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith.

3.1.24 Single Purpose. Borrower hereby represents and warrants to, and covenants with, Lender that as of the date hereof and until such time as the Debt shall be paid in full:

(a) Borrower does not own and will not own any asset or property other than (i) the Property, and (ii) incidental personal and intangible property necessary for the ownership or operation of the Property.

(b) Borrower will not engage in any business other than the acquisition, development, ownership, operating, leasing, management, maintenance, holding, selling and otherwise dealing with the Property and entering into the Loan, and activities incidental thereto and Borrower will conduct and operate its business as presently conducted and operated.

(c) Borrower will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except in the ordinary course of business and upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

(d) Borrower has not incurred and will not incur any Indebtedness other than (i) the Debt, Taxes and Other Charges, (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding $500,000.00 at any one time (not including trade payables Borrower is contesting in good faith up to an aggregate amount of $250,000.00 and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property with annual payments not exceeding $150,000.00 in the aggregate; provided that any Indebtedness incurred pursuant to subclauses (ii) and (iii) shall be (x) not more than sixty (60) days past due and (y) incurred in the ordinary course of business. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property.

(e) Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party) but provided that this shall not prohibit tenant allowances pursuant to Leases permitted under this Agreement, and shall not acquire obligations or securities of its Affiliates or any other Person (other than cash or investment grade securities).

(f) Borrower is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due to the extent of available funds.

(g) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such constituent party without the prior written consent of Lender in any manner that (i) violates the single purpose covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Lender’s consent

(h) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower will file its own tax returns (to the extent Borrower is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person. Borrower shall maintain all Pennsylvania limited partnership formalities.

(i) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other, shall maintain and utilize separate stationery, invoices and checks bearing its own name and shall allocate fairly and reasonably any overhead for shared office space, provided, however, to the extent invoices for such services are not allocated and separately billed to each entity, there is a system in place that provides that the amount thereof that is to he allocated among the relevant parties will be reasonably related to the services provided to each such party. The invoices, checks and stationery utilized by Borrower or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being Borrower’s agent.

(j) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(k) Neither Borrower nor any constituent party will seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of Borrower.

(l) Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name.

(m) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n) Borrower will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o) (i) If Borrower is a limited partnership or a limited liability company (other than a single member limited liability company), each general partner or managing member (each, an “SPC Party”) shall be a limited liability company or corporation whose sole asset is its interest in Borrower and each such SPC Party will at all times comply (except as to Borrower General Partner with respect to Section 3.1.24(a), (b), (d) and (n) above), and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by such SPC Party (except as to Borrower General Partner with respect to Section 3.1.24(a), (b), (d) and

(n) above). Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles of organization or incorporation, as applicable, are substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.

(ii) If Borrower or SPC Party is a single member limited liability company, such Borrower or SPC Party shall have at least two (2) springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from such Borrower or SPC Party, shall immediately become the sole member of such Borrower or SPE Party, and the other of which shall become the sole member of such Borrower or SPC Party if the first such springing member no longer is available to serve as such sole member.

(p) Borrower shall at all times cause there to be at least two duly appointed members of the board of directors or independent managers, as applicable, who are provided by a nationally-recognized company that provides professional independent directors (Lender hereby approves of the use of Entity Services as the provider for independent directors) (each, an “Independent Director”) of each SPC Party who shall not have been at the time of such individual’s appointment or at any time while serving as a director of such SPC Party and Borrower, and may not have been at any time during the preceding five years (i) a stockholder, director (other than as an Independent Director of SPC Party), officer, employee, partner, member, attorney or counsel of such SPC Party, Borrower or any Affiliate of any of them, (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with such SPC Party, Borrower or any Affiliate of any of them (other than his or her service as an Independent Director of SPC Party), (iii) a Person or other entity controlling or under common control with any such stockholder, partner, member, creditor, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

(q) Borrower shall not cause or permit the board of directors, partners or members, as applicable, of any SPC Party and Borrower to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock or under any organizational document of Borrower or SPC Party, requires a vote of the board of directors, partners or members, as applicable, of each SPC Party and Borrower unless at the time of such action there shall be at least two members who are each an Independent Director.

(r) Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding the Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of the Borrower and any SPC Party.

(s) Borrower will not permit any Affiliate or constituent party independent access to its bank accounts except for the Manager, as agent, pursuant to the terms of the Management Agreement.

(t) Borrower shall pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations.

(u) Borrower shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.

(v) Borrower shall not pledge its assets for the benefit of any other Person.

(w) Borrower shall not form, acquire, or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.

3.1.25 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax return required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26 Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28 Organizational Chart. The organizational chart attached as Schedule III hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof

3.1.29 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.30 No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

3.1.31 Investment Company Act. Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.32 Access/Utilities. All public utilities necessary to the continued use and enjoyment of the Property as presently used and enjoyed are located in the public right-of-way abutting the Property. All roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of the Property.

3.1.33 No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.

3.1.34 Full and Accurate Disclosure. To Borrower’s actual knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.1.35 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.36 Fraudulent Transfer. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. The assets of Borrower do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments)

beyond its ability to pay such debts as they mature (taking into account the timing and amounts reasonably expected to be payable on or in respect of its obligations).

3.1.37 No Change in Facts or Circumstances; Disclosure. To Borrower’s actual knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower or the Property.

3.1.38 Management Agreement. All of the representations and warranties with respect to the Management Agreement set forth in Article VII of this Agreement are true and correct in all respects.

3.1.39 Perfection of Accounts. Borrower hereby represents and warrants to Lender that:

(a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts (as defined in the Cash Management Agreement) in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts;

(b) The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement;

(c) Pursuant and subject to the terms hereof, Agent has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Accounts are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to Agent’s complying with instructions with respect to the Accounts from any Person other than Lender.

3.1.40 Borrower Entity/Separateness. Borrower hereby represents with respect to Borrower, from the date of formation of Borrower on March 28, 1990 to the date of this Agreement as follows:

(a) Borrower’s business has been limited solely to (i) acquiring, owning, developing, holding, leasing, financing, operating and managing the Property, (ii) entering into financings and refinancings of the Property and (iii) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing.

(b) Borrower has not engaged in any business other than as set forth in (a) above.

(c) Borrower has not owned any asset or property other than (i) the Property, and (ii) incidental personal and intangible property reasonably necessary for and used or to be used in connection with the ownership or operation of the Property.

(d) Borrower has not entered into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower, any owner of Borrower, any guarantors of the obligations of Borrower or any Affiliate of any such constituent party, owner or guarantor (individually, a “Borrower Related Party” and collectively, the “Borrower Related Parties”), except upon terms and conditions that are commercially reasonable.

(e) Borrower has not made any loans or advances to any Person and has not acquired obligations or securities of any Borrower Related Party (other than cash or investment-grade securities).

(f) Borrower has paid its debts and liabilities (including, as applicable, share personnel and overhead expenses) from its assets as the same have become due except for the debts permitted under Section 3.1.24(d) of this Agreement.

(g) Borrower has done or caused to be done all things necessary to observe organizational formalities and preserve its existence.

(h) Borrower has maintained all of its books, records, financial statements and bank accounts in accordance with the provisions of this Agreement, and Borrower’s assets have not been listed as assets on the financial statement of any other Person. Borrower has filed its own tax returns and has not filed a consolidated federal income tax return with any other Person. Borrower has maintained all Pennsylvania partnership formalities.

(i) Borrower has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Borrower Related Party), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other, has maintained and utilized separate invoices and checks.

(j) Borrower has not commingled its assets with those of any other Person and has held all of its assets in its own name.

(k) Borrower has not guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(l) Borrower has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Borrower Related Party, provided, however, to the extent invoices for such services are not allocated and separately billed to each entity, there is a system in place that provides that the amount thereof that is to be allocated among the relevant parties will be reasonably related to the services provided to each such party. The invoices, checks and stationery utilized by Borrower or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being Borrower’s agent.

(m) Borrower has not pledged its assets for the benefit of any other Person other than with respect to loans secured by the Property and no such pledge remains outstanding except in connection with the Loan.

(n) Borrower has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds.

(o) Borrower has not made loans to any other person or has bought or held evidence of indebtedness issued by any other person or entity that are still outstanding except for tenant allowances permitted under Section 3.1.24(e) of this Agreement.

(p) Intentionally Deleted.

(q) Borrower has not incurred any indebtedness that is still outstanding other than (i) indebtedness that is permitted under the Loan Documents and (ii) indebtedness satisfied as of the date hereof

(r) Borrower has received a Phase One environmental audit for the Property and no such environmental audit has indicated any area of environmental concern which has not been corrected in full.

(s) Except for guarantees permitted under the Loan Documents, no Affiliate of Borrower has guaranteed indebtedness of Borrower that is still outstanding other than those described in the Insolvency Opinion.

3.1.41 Owner Entity/Trailing Liabilities. Except for that certain lawsuit between Borrower and Deutsche Bank Trust Company Americas which is concurrently herewith being jointly dismissed with prejudice, (a) Borrower is not now party to any lawsuit, arbitration or adversarial legal proceeding except (i) lawsuits, arbitrations or legal proceedings which have been dismissed with prejudice (and for which the time period for any and all appeals has expired), (ii) lawsuits, arbitrations or legal proceedings which have been paid or satisfied in full, (iii) lawsuits, arbitrations or legal proceedings for which Borrower’s liability is fully covered by Borrower’s insurance, or (iv) bankruptcy proceedings in which Borrower is or was a creditor or proceedings in which Borrower is or was a plaintiff (provided no counterclaims or crossclaims have been asserted against Borrower).

(b) No judgments or liens of any nature are filed against or imposed upon Borrower or any of its property or assets, except for tax liens with respect to taxes that are not yet due and payable and liens disclosed in the Title Policy.

(c) Intentionally deleted.

(d) Borrower is not involved in any dispute with any taxing authority other than normal appeals relating to (i) valuation for ad valorem tax purposes and (ii) calculations of sales tax on utility consumption.

(e) Borrower has no material contingent or actual obligations not related to the Property.

(f) Borrower is and, since its formation has been duly formed, validly existing, and in good standing under the laws of the State of Pennsylvania.

(g) Borrower is not delinquent in the payment of any Taxes.

3.1.42 REA. The REA is in full force and effect and neither Borrower nor to Borrower’s knowledge, any other party to the REA, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth on Schedule VI, the REA has not been modified, amended or supplemented.

Section 3.2 Survival of Representations. The representations and warranties set forth in Section 3.1 shall survive, and any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

Section 3.3 Mezzanine Loan. Notwithstanding the foregoing provisions of this Article 3, Borrower shall not be deemed to have violated any of the foregoing representations by signing the Senior Mezzanine Note, the Junior A Mezzanine Note, the Junior B Mezzanine Note, the Senior Mezzanine Loan Agreement, the Junior A Mezzanine Loan Agreement and the Junior B Mezzanine Loan Agreement in connection with the Senior Mezzanine Loan, the Junior A Mezzanine Loan and the Junior B Mezzanine Loan.

IV.	BORROWER COVENANTS

Section 4.1 Borrower Affirmative Covenants.

Borrower hereby covenants and agrees with Lender that:

4.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including, without limitation, Prescribed Laws.

4.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable, provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 6.2 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that

Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.2 hereof. Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Property; however, after prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; and (vi) Borrower shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the good faith judgment of Lender, the entitlement of such claimant is established.

4.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings known to Borrower, pending or threatened in writing against Borrower which would materially adversely affect the Property or Borrower’s ability to perform its obligations hereunder or under the other Loan Documents.

4.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:

(a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.6 Financial Reporting.

(a) Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable written notice (but no more than twice per year when there is no occurrence and continuance of an Event of Default) to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.

(b) Borrower shall furnish Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender prepared in accordance with GAAP covering the Property, including statements of income and expense and cash flow for Borrower and the Property and a balance sheet for Borrower. Borrower’s annual financial statements shall be accompanied by an Officer’s Certificate stating that such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether to Borrower’s actual knowledge each such financial statement is true, correct and complete in all respects. In addition, Borrower shall provide Lender with the annual financial statements of Senior Mezzanine Borrower, Junior A Mezzanine Borrower, Junior B Mezzanine Borrower and Guarantor, each accompanied by an Officer’s Certificate certifying that each such financial statement is true, correct and complete in all respects.

(c) Borrower will furnish Lender on or before the forty-fifth (45th) day after the end of each fiscal quarter (based on Borrower’s Fiscal Year), the following items, accompanied by an Officer’s Certificate, certifying that such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with GAAP as applicable:

(i) a comparative balance sheet for Borrower illustrating the current quarter-end position and the position at the beginning of Borrower’s fiscal year;

(ii) an income statement illustrating the most current month of operations and the fiscal year-to-date operations for Borrower;

(iii) a cash flow statement indicating the fiscal year-to-date cash flow of Borrower;

(iv) a comparison of the budgeted income and expenses and the actual income and expenses for such month and year to date for the Property, together with a detailed explanation of any variances of more than the greater of five percent (5%) or $10,000.00 between budgeted and actual year-to-date amounts;

(v) a comparison of the actual income and expenses for the current year to date and the actual income and expenses for the comparable period of the previous year for the Property;

(vi) a current rent roll for the Property; and

(vii) an aged accounts receivable report for payments due from Tenants at the Property.

(d) Borrower will furnish Lender on or before the twenty-fifth (25th) day after the end of each calendar month, the following items, accompanied by an Officer’s Certificate, certifying that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property in a manner consistent with GAAP, as applicable:

(i) monthly and year-to-date statements of income and expense and cash flow prepared for such month with respect to the Property;

(ii) a current rent roll for the Property; and

(iii) any notice received from a Tenant threatening non-payment of Rent or other default, alleging or acknowledging a default by landlord.

(e) Borrower shall submit the Annual Budget to Lender not later than thirty (30) days prior to the commencement of each Fiscal Year. Lender shall have the right to approve each Annual Budget covering any period of time after the Closing Date, which approval shall not be unreasonably withheld, conditioned or delayed. Annual Budgets approved by Lender shall hereinafter be referred to as an “Approved Annual Budget.” In the event that Borrower incurs an Unbudgeted Expense, then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Unbudgeted Expense for Lender’s approval.

(f) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.

4.1.7 Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.

4.1.8 Estoppel Statement.

(a) After request by Lender, Borrower shall within five (5) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) to Borrower’s actual knowledge, any offsets or defenses to the payment of the Debt, if any, (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification and (vi) if to Borrower’s actual knowledge, there are any Events of Default under the Loan.

(b) After request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender and (v) if to Lender’s actual knowledge, there are any Events of Default under the Loan.

(c) Borrower shall use commercially reasonable efforts to deliver to Lender, upon thirty (30) days’ request, an estoppel certificate from each Tenant under any Lease; provided that such certificate may be in the form required under such Lease; provided further that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year or two (2) times in any calendar year in which a Securitization occurs.

(d) Borrower shall deliver to Lender, upon request, estoppel certificates from each party to the REA; provided, however, that such certificates may be in the form required under the REA; provided further that Borrower shall not be required to deliver such certificates more than three (3) times during the term of the Loan and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

4.1.9 Leases.

(a) All Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties taking into account the other terms of the Lease, (ii) be on commercially reasonable terms, (iii) provide that such Lease is subordinate to the Mortgage and that the lessee will attorn to Lender and any purchaser at a foreclosure sale and (iv) not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. All Major Leases and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Borrower may, without Lender’s consent (x) enter into renewals, modifications, amendments, expansions and terminations of existing Leases that are not Major Leases and (y) enter into new Leases that are not Major Leases. Lender shall execute and deliver a Subordination Non-Disturbance and Attornment Agreement in the form annexed as Schedule IV to Tenants under future Leases approved or deemed approved by Lender promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, and which are reasonably acceptable to Lender. All Leases that are not Major Leases which provide for tenant improvements, tenant allowances and leasing commissions, in the aggregate in excess of $50.00 per rentable square foot, are subject to Lender’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed. Moreover, it shall be reasonable for Lender to withhold its approval of any Lease which provides for an excess of $50.00 per rentable square foot for tenant improvements, tenant allowances and leasing commissions in the aggregate unless Borrower provides Lender evidence that it has the financial ability (e.g., adequate funds on deposit with Senior Mezzanine Lender which are available for the payment of same) to fund such excess before Lender disburses same out of the various Reserve Funds.

(b) Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall use commercially reasonable efforts to enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval which approval shall not be unreasonably withheld, delayed or conditioned provided further, however, that it shall not be unreasonable for Lender to withhold its approval if the Senior Mezzanine Lender or the Junior A Mezzanine Lender or the Junior B

Mezzanine Lender (or any holder of any loan which refinanced such mezzanine loans) do not approve such termination or surrender, (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits and lease termination payments permitted under Leases permitted hereunder); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall hold all security deposits under all Leases in accordance with Legal Requirements. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(c) Notwithstanding anything to the contrary contained in this Section 4.1.9:

(i) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9, Borrower shall have the right to submit a term sheet for any Major Lease or any renewal, modification or amendment thereof to Lender for Lender’s approval, such approval not to be unreasonably withheld, delayed or conditioned. Any such term sheet submitted to Lender shall set forth all material terms of the proposed Major Lease (or renewal, modification or amendment thereof) including, without limitation, identity of tenant, square footage, term, rent, rent credits, abatements, work allowances and tenant improvements to be constructed by Borrower and include a request containing a legend in bold letters stating that upon Lender’s failure to respond within ten (10) Business Days the lease transaction described in the term sheet shall be deemed consented to and approved. Lender shall respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for approval or consent of such term sheet. If Lender fails to respond to such request within ten (10) Business Days, Lender shall be deemed to have approved or consented to such term sheet;

(ii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9 for any matter that Lender has not previously approved a term sheet pursuant to Section 4.1.9(c)(i) above, Lender shall respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent which contains a legend in bold letters stating that Lender’s failure to respond within ten (10) Business Days shall be deemed consent or approved. If Lender fails to respond to such request within ten (10) Business Days, Lender shall be deemed to have approved or consented to the matter for which lender’s consent or approval was sought;

(iii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9 for any matter that Lender has previously approved a term sheet pursuant to Section 4.1.9(c)(i) above, Lender shall respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent containing a legend in bold letters stating that Lender’s failure to respond within ten (10) Business Days shall be deemed consent or approval. If Lender fails to respond to such request within ten (10) Business Days, Lender shall be deemed to have approved or consented to the matter for which Lender’s consent or approval was sought. The ten (10) Business Day periods contained in this subsection (iii) shall be reduced to three (3) Business Days if the matter involves a new Major Lease or an amended and restated Major Lease, a term sheet is approved, a blacklined copy of the new document against the Approved Lease Form is delivered to Lender and an Officer’s Certificate is delivered to Lender, in each case indicating that the new document’s only differences with the Approved Lease Form are as reflected in the approved term sheet and those which do not materially adversely affect the Property, Borrower or Lender;

(iv) in the event that Lender shall have approved (or be deemed to have approved) a term sheet submitted by Borrower with respect to a certain Lease, Lender shall not withhold its approval or consent with respect to such Lease on the basis of any provisions of such Lease dealing with the items contained in the approved term sheet or any other provisions which do not materially adversely affect the Property, Borrower or Lender; and

(v) Borrower shall have the right, without the consent or approval of Lender in any instance, to terminate or accept a surrender of any Lease that is not a Major Lease.

4.1.10 Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (except tenant improvements under any Lease approved by Lender or under any Lease for which approval was not required by Lender under this Agreement) (a) that is likely to have a material and adverse effect on Borrower’s financial condition, the value of the Property or the ongoing revenues and expenses of the Property or (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) Letters of Credit (iii) U.S. Obligations, (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (v) a completion bond, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold.

4.1.11 Intentionally Omitted.

4.1.12 Material Agreements. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

4.1.13 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Lender.

4.1.14 Costs of Enforcement/Remedying Defaults. In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any

Lien or Mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all out of pocket costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable on ten (10) days’ notice from Lender, together with interest thereon from the date incurred by Lender at the Default Rate, and together with all required service or use taxes.

4.1.15 Business and Operations. Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership and leasing of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the related Property. Borrower shall at all times cause the Property to be maintained as a first class office building.

4.1.16 Loan Fees.

Borrower shall pay all fees and costs required of Borrower pursuant to the terms of that certain commitment letter between Thomas Development Partners, L.P., DB Realty Mezzanine Investment Fund II, LLC and Morgan Stanley Mortgage Capital Inc. dated June 3, 2003.

Section 4.2 Borrower Negative Covenants.

Borrower covenants and agrees with Lender that:

4.2.1 Due on Sale and Encumbrance; Transfers of Interests. Except with respect to the Senior Mezzanine Loan, the Junior A Mezzanine Loan and the Junior B Mezzanine Loan, without the prior written consent of Lender, Borrower or any other Person having a direct or indirect ownership or beneficial interest in Borrower shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any interest, direct or indirect, in the Borrower, the Property or any part thereof, whether voluntarily or involuntarily, in violation of the covenants and conditions set forth in the Mortgage and this Agreement. Borrower shall not be deemed to have violated this Section 4.2.1 in connection with Borrower’s execution and delivery of the Senior Mezzanine Note, the Junior A Mezzanine Note, the Junior B Note, the Senior Mezzanine Loan Agreement, the Junior A Mezzanine Loan Agreement, the Junior B Loan Agreement, the mezzanine cash management agreements executed in connection with the foregoing and the pledge agreements delivered on the Closing Date in connection with the foregoing (which pledge agreements are not executed by Borrower). Notwithstanding the foregoing, Lender’s consent shall not be required for the refinancing of the Senior Mezzanine Loan, the Junior A Mezzanine Loan and the Junior B Mezzanine Loan provided (i) the amount of the new financing shall not exceed the amount necessary to satisfy in full the Senior Mezzanine Loan, the Junior A Mezzanine Loan and the Junior B Mezzanine Loan, including normal and customary costs and reasonable fees of the new lender, (ii) the new lender is a Qualified Transferee; (iii) the loan documents for the refinanced mezzanine loans do not impose a materially greater burden on Borrower, Senior Mezzanine Borrower, Junior A Mezzanine Borrower or the Junior B Mezzanine Borrower, and (iv) an intercreditor agreement satisfactory to Lender is executed and delivered between Lender and the new mezzanine lender(s); provided, however, that in the event that the proposed refinancing exceeds the amount in clause (i) above or the proposed lender is not a Qualified Transferee, Borrower may nonetheless proceed with such refinancing if Borrower obtains Lender’s consent (not to be unreasonably withheld, conditioned or delayed) and, if a Securitization has occurred, Borrower has obtained a Rating Agency Confirmation with respect thereto.

4.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property except for Permitted Encumbrances.

4.2.3 Dissolution. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer any SPC Party to (A) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of formation or operating agreement of such SPC Party to delete, amend or otherwise modify the single purpose entity covenants set forth in Section 3.1.24 or those provisions which pursuant to such formation or operating agreements cannot be modified without Lender’s consent, in each case without obtaining the prior consent of Lender.

4.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property and matters incidental thereto.

4.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

4.2.6 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party,

4.2.7 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender, not to be unreasonably withheld.

4.2.8 Assets. Borrower shall not purchase or own any property other than the Property and any property necessary or incidental for the operation of the Property.

4.2.9 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

4.2.10 Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without promptly thereafter notifying Lender in writing.

4.2.11 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the ERISA; or Section 4975 of the Code.

(b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “plan” within the meaning of Section 4975 of the Code; (B) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans as defined in Section 3(32) of ERISA; and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of the Plan Assets Regulation;

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of the Plan Assets Regulation; or

(iii) Borrower qualifies as an “operating company,” a “venture capital operating company” or a “real estate operating company” within the meaning of the Plan Assets Regulation.

4.2.12 Material Agreements. Borrower shall not, without Lender’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned: (a) increase or consent to the increase of the amount of any charges under any Material Agreement to which it is a party, except as provided therein or on an arms’-length basis and commercially reasonable terms; or (b) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party in any material respect, except on an arms’-length basis and commercially reasonable terms.

4.2.13 REA. Borrower agrees that without the prior consent of Lender, Borrower will not execute modifications to the REA if such modification will have a material adverse effect on the use, operation or value (including the underwritable cash flow) of the Property, taken as a whole, or the ability of Borrower to pay its obligations in respect of the Loan.

V.	INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the personal property at the Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Twenty-Five Thousand and No/100 Dollars ($25,000) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i).

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a per occurrence limit of One Million and No/100 Dollars ($1,000,000) and a general aggregate, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000) and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender, (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period from the date of loss to a date (assuming total destruction) which is twelve (12) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) to the extent the risks to be covered thereby are not already covered by the Policies maintained by Borrower, workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than Twenty-Five Million and No/100 Dollars ($25,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000) (if applicable);

(ix) so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages (if applicable),

(x) insurance against employee dishonesty in an amount not less than one (1) month of gross revenue from the Property and with a deductible not greater than One Hundred Thousand and No/100 Dollars ($100,000);

(xi) (A) during any period of the term of the Loan that TRIA is in effect, if “acts of terrorism” or other similar acts or events are hereafter excluded from Borrower’s comprehensive all risk insurance policy (including business income), Borrower shall obtain an endorsement to such policy, or a separate policy insuring against all “certified acts of terrorism” as defined by TRIA and “fire following,” each in an amount equal to (i) one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation or (ii) the total outstanding principal balance of the; Loan and the Senior Mezzanine Loan; provided, however, the total annual premium payable by Borrower for such terrorism coverage shall not exceed Three Hundred Seventy Five Thousand and No/100 Dollars ($375,000.00) for such coverage. The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans; or

(B) during any period of the term of the Loan that TRIA is not in effect, if “acts of terrorism” or other similar acts or events or “fire following” are hereafter excluded from Borrower’s comprehensive all risk insurance policy (including business income), Borrower shall obtain an endorsement to such policy, or a separate policy from an insurance provider which maintains at least an investment grade rating from Moody’s (that is, “Baa3”) and/or S&P and/or Fitch (that is, “BBB-”), insuring against all such excluded acts or events, to the extent such policy or endorsement is available, in an amount which is at least One Hundred Thirty Five Million and No/100 Dollars ($135,000,000.00) if such coverage is dedicated to the Property only (if coverage is provided on a blanket basis, the coverage under the blanket policy shall be at least Two Hundred Twenty Five Million and No/100 Dollars ($225,000,000.00); provided, however, the total annual premium payable by Borrower for such terrorism coverage shall not exceed Three Hundred Seventy Five Thousand and No/100 Dollars ($375,000.00) for such coverage. The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans. Notwithstanding the foregoing, Lender may, in its sole discretion, consent to Borrower’s obtaining the coverage required by this Section 5.1.1(a)(xi)(B) from carriers that do not have an investment grade rating as described above (which consent may be conditioned upon receipt of a Rating Agency Confirmation) if Lender, in its sole judgment, determines that it would be beneficial to both the Borrower and the Property to obtain insurance from such carriers based on a comparison of the various rates, types and amounts of coverage available, as well as the quality of the carriers offering to provide such coverage (it being agreed that once such consent is granted by Lender, the coverage obtained by Borrower and permitted by Lender shall be deemed to satisfy the requirements of this Section 5.1.1(a)(xi)(B) until the expiration of such coverage based on the expiration date of such coverage consented to by Lender); and

(xii) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the approval of Lender as to deductibles, loss payees and insureds. Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premium”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a).

(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall be primary coverage and, except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of comprehensive all risk insurance, boiler and machinery, flood, earthquake and terrorism insurance, shall contain standard a mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.

(e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii) shall contain clauses or endorsements to the effect that:

(i) no act (excepting intentional acts (for liability Policies only)) or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (except ten (10) days’ written notice with respect to non-payment) and, if obtainable by Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right without notice to Borrower, to take such action as Lender deems reasonably necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon ten (10) days written demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate from the date incurred.

(g) In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and having a claims paying ability rating of “AA-” or better by S&P or Fitch or an insurance financial strength rating of “Aa3” by Moody’s. Notwithstanding the foregoing, Borrower shall be permitted to maintain the Policies with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided Borrower obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement), or similar credit enhancing vehicle which accomplishes the same financial wherewithal objective, with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above with the cut-through endorsement (or other such vehicle) in effect at all times, in an amount not less than the Full Replacement Cost of the Property. Moreover, if Borrower desires to maintain insurance required hereunder from an insurance company which does not meet the claims paying ability ratings set forth herein but the parent of such insurance company, which owns at least fifty-one percent (51%) of such insurance company, maintains such ratings, Borrower may use such insurance companies if approved by the Rating Agencies (such approval may be conditioned on items required by the Rating Agencies including a requirement that the parent guarantee the obligations of such insurance company).

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld, delayed or conditioned) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the Restoration Threshold, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event a Condemnation where the amount of the taking exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the consent of Lender (which consent shall not be unreasonably withheld, delayed or conditioned) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

5.2.3 Casualty Proceeds. Notwithstanding the last sentence of Section 5.1.1(a)(iii) and provided no Event of Default exists and is continuing hereunder, proceeds received by Lender on account of the business interruption insurance specified in Subsection 5.1.1(a)(iii) above with respect to any Casualty shall be deposited by Lender directly into the Deposit Account (as defined in the Cash Management Agreement) but (a) only to the extent it reflects a replacement for (i) lost Rents that would have been due under Leases existing on the date of such Casualty, and/or (ii) lost Rents under Leases that had not yet been executed and delivered at the time of such Casualty which Borrower has proven to the insurance company would have been due under such Leases (and then only to the extent such proceeds disbursed by the insurance company reflect a replacement for such past due Rents) and (b) only to the extent necessary to fully make the disbursements required by Section 3.3(a) through (h) of the Cash Management Agreement. All other such proceeds shall be held by Lender and disbursed in accordance with Section 5.3 hereof.

Section 5.3 Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, the Net Proceeds will be disbursed by Lender to Borrower. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

5.3.2 Major Casualty or Condemnation. (a) If a Casualty or Condemnation has occurred to the Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(i) no Event of Default shall have occurred and be continuing;

(ii) (A) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;

(iii) Leases requiring payment of annual rent equal to seventy-five percent (75%) of the gross rental revenue received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation and all Major Leases shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation;

(iv) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(v) Lender shall be reasonably satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, (B) business income insurance or (C) other funds of Borrower;

(vi) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date three (3) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Major Lease, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);

(vii) the Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable Legal Requirements;

(viii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and

(ix) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements.

(b) In the event of a Casualty or Condemnation where the loss exceeds the Restoration Threshold, the Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all requirements set forth in Section 5.3.2(a) have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(c) All plans and specifications required in connection with the Restoration shall be subject to prior reasonable approval of Lender and an independent architect selected by Lender (the “Casualty Consultant”). The plans and specifications shall require that the

Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonable practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, the cost of which is greater than $20,000.00, as well as the contracts under which they have been engaged, shall be subject to the reasonable approval of Lender and the Casualty Consultant. All out of pocket costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to five percent (5%) (or such greater amount as provided in the contracts with the contractor, subcontractor or materialman) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the good faith opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in subsection 5.3.2(h).

(h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Lender toward the payment of the Components, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate.

Section 5.4 Net Proceeds. Notwithstanding anything to the contrary contained herein, if Lender is obligated under this Agreement to disburse the Net Proceeds to Borrower, and if Lender fails to do so, then any obligation of Borrower to restore or repair the Property under the Loan Documents shall not apply.

VI.	RESERVE FUNDS

Section 6.1 Intentionally Deleted.

Section 6.2 Tax and Insurance Funds.

6.2.1 Deposits of Tax and Insurance Funds. On the Closing Date, Borrower shall deposit with Agent the amount of One Million Six Hundred Twelve Thousand Seven Hundred Twenty Seven and 04/100 Dollars ($1,612,727.04) and, pursuant to the Cash Management Agreement, there shall be deposited on each Monthly Payment Date an amount equal to one-twelfth of (i) the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates and (ii) the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least five (5) Business Days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax and Insurance Funds.” If at any time Lender reasonably determines that the Tax and Insurance Funds will not be sufficient to pay the Taxes and/or Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Taxes and/or Insurance Premiums, as applicable, shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes and at least five (5) Business Days prior to the expiration of the Policies; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.

6.2.2 Release of Tax and Insurance Funds. Lender shall apply the Tax and Insurance Funds to payments of Taxes and Insurance Premiums. In making any payment relating to Taxes and Insurance Premiums, Lender shall do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Funds shall exceed the amounts due for Taxes and Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Funds. Any Tax and Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrower. Notwithstanding anything to the contrary contained herein and provided no Event of Default then exists, Lender shall request Agent to issue a check for Taxes (made payable to the appropriate public office in the amount of the Taxes then due but not more than has been reserved hereunder for Taxes) and deliver such check to Borrower so that Borrower may directly pay the Taxes to the appropriate public office on or prior to February 28th of each year. Notwithstanding anything to the contrary contained herein and provided no Event of Default then exists, and upon Lender’s receipt of evidence that the Policies for the insurance required under this Agreement has been bound, Lender shall request Agent to issue a check for Insurance Premiums (made payable to the insurance company or Borrower’s insurance broker in the amount of the Insurance Premiums but not more than has been reserved hereunder for Insurance Premiums) and deliver such check to Borrower promptly after Borrower’s request therefore so that Borrower may directly pay the Insurance Premiums to the insurance company.

Section 6.3 Intentionally Deleted.

Section 6.4 Capital Expenditure/Leasing Funds.

6.4.1 Deposits of Capital Expenditure/Leasing Funds. On the Closing Date, Borrower shall deposit with Agent the amount of One Million Three Hundred Eighty Eight Thousand One Hundred Thirty Two and 55/100 Dollars ($1,388,132.55), and pursuant to the Cash Management Agreement, there shall be deposited on each Monthly Payment Date an amount equal to the Capital Expenditure/Leasing Funds Amount for annual Capital Expenditures approved by Lender, which approval shall not be unreasonably withheld or delayed, and for tenant improvements and leasing commissions that may be incurred following the date hereof

Amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “Capital Expenditure/Leasing Funds.”

6.4.2 Release of Capital Expenditure/Leasing Funds. (a) Lender shall direct Agent to disburse Capital Expenditure/Leasing Funds only for Capital Expenditures, tenant improvements and leasing commissions.

(b) With respect to Capital Expenditure/Leasing Funds to be utilized for Capital Expenditures (“Capital Expenditure Funds”), Lender shall direct Agent to disburse to Borrower the Capital Expenditure Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received an Officers Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Capital Expenditures, (B) stating, that all Capital Expenditures at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance in all material respects with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Capital Expenditures, if applicable, (C) identifying each Person that supplied materials or labor in connection with the Capital Expenditures to be funded by the requested disbursement, and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Lender, (iv) at Lender’s option, and only if (1) requested in writing and (2) the cost of any individual Capital Expenditure exceeds $500,000.00 and the disbursement exceeds $100,000.00, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) at Lender’s option, if the cost of any individual Capital Expenditure exceeds $500,000.00 and the disbursement exceeds $100,000.00, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer reasonably approved by Lender in respect of such architect or engineer’s inspection of the required repairs, and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Capital Expenditures at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c) With respect to Capital Expenditure/Leasing Funds to be utilized for tenant improvements and leasing commissions (“Leasing Funds”), Lender shall direct Agent to disburse to Borrower the Leasing Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) as to a Major Lease, Lender shall have reviewed and approved the Major Lease (or such Major Lease shall have been deemed approved hereunder) in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions, (iv) with respect to disbursements for tenant improvements, Lender shall have received an Officer’s Certificate from Borrower (A) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance in all material respects with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, if applicable, (B) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in fill upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Lender, (v) with respect to disbursements for tenant improvements, at Lender’s option and only (1) if requested in writing and (2) if the cost of the tenant improvements exceeds $2,000,000.00 and the disbursement exceeds One Hundred Thousand and No/100 Dollars ($100,000.00), a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender and (vi) with respect to disbursements for tenant improvements Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at the Property to be funded by the requested disbursement have been with respect to disbursements for tenant improvements, completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Leasing Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Leasing Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(d) Nothing in this Section 6.4.2 shall (i) make Lender responsible for making or completing the Capital Expenditures Work; (ii) require Lender to expend funds in addition to the Capital Expenditure Funds to complete any Capital Expenditures Work; (iii) obligate Lender to proceed with the Capital Expenditures Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Capital Expenditures Work.

(e) Upon two (2) Business Days’ notice, Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditures Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures Work. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.4.2(d).

(f) If (i) the Capital Expenditure Work exceeds $500,000.00 or (ii) the Tenant Improvement Cost exceeds $2,000,000.00 and the disbursement will exceed $100,000.00. Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Capital Expenditure Funds in order to verify completion of the Capital

Expenditures Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Capital Expenditure Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

(g) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with Capital Expenditures Work. All such policies shall be in form and amount reasonably satisfactory to Lender.

(h) Lender shall use good faith efforts to cause the disbursement of the applicable amounts of the Capital Expenditure Funds and the Leasing Funds within five (5) Business Days after receipt of Borrower’s request and all required documentation (but Lender shall have no liability for failure to do so).

Section 6.5 Debt Service Reserve Funds.

6.5.1 Deposits of Debt Service Reserve Funds. On the Closing Date, Borrower shall deposit with Agent the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) and, pursuant to the Cash Management Agreement, there shall be deposited on each Monthly Payment Date the Debt Service Reserve Target Deposit whenever the amount on deposit in the Debt Service Reserve Account is less than Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Debt Service Reserve Target Amount”). The “Debt Service Reserve Target Deposit” shall be an amount equal to the lesser of (i) the difference between the amount on deposit in the Debt Service Reserve on such Monthly Payment Date (before any deposit on such Monthly Payment Date pursuant to Section 3.3(h) of the Cash Management Agreement) and the Debt Service Reserve Target Amount and (ii) the amount available to be deposited into the Debt Service Reserve Account on such Monthly Payment Date after the disbursements pursuant to Sections 3.3(a) - (g) of the Cash Management Agreement. Amounts deposited pursuant to this Section 6.5.1 are referred to herein as the “Debt Service Reserve Funds.”

6.5.2 Release of Debt Service Reserve Funds. Debt Service Reserve Funds shall be released as set forth in the Cash Management Agreement.

Section 6.6 Lease Termination Rollover Funds.

6.6.1 Deposits of Lease Termination Rollover Funds. In the event that Borrower receives a fee, payment or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease (a “Lease Termination Fee”) Borrower shall immediately deposit or cause to be deposited such Lease Termination Fee with Lender, to be utilized for tenant improvements and leasing commissions that may be incurred with respect to the space relating to such Lease Termination Fee (a “Termination Space”) and at Borrower’s election, in the event that there is a Rent Deficiency (as hereinafter defined) for the Termination Space from and after the date that the Lease for the Termination Space was terminated, in replacement of Rent. Amounts deposited pursuant to this Section 6.6.1 are referred to herein as the “Lease Termination Rollover Funds.”

6.6.2 Release of Lease Termination Rollover Funds. (a) Lender shall direct Agent to disburse to Borrower the Lease Termination Rollover Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests such payment be made and (A) specifies the tenant improvement costs and leasing commissions to be paid for the Termination Space or (B) specifies the amount by which the rent expected to be obtained by Borrower for the Termination Space during the next succeeding calendar month pursuant to the Lease or Leases for such Termination Space (a “Replacement Lease”) is less than the amount of monthly rent received from the previous Tenant in the Termination Space pursuant to its Lease prior to such termination (the “Rent Deficiency”), (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) if disbursements are to be used for tenant improvements, Lender shall have reviewed and, if the Replacement Lease shall constitute a Major Lease or if such Lease shall provide for tenant improvements in excess of $50.00 per rentable square foot, approved the Replacement Lease in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions, (iv) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received an Officer’s Certificate (A) stating that a 11 tenant improvements at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance in all material respects with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, if applicable, (B) identifying each Person that supplied materials or labor in connection with the tenant improvements to he funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Lender, (v) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, at Lender’s option and only (1) if requested in writing and (2) if the cost of the tenant improvements exceeds $2,000,000.00 and the disbursement exceeds One Hundred Thousand and No/100 Dollars ($100,000.00), a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender and (vi) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Lease Termination Rollover Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Lease Termination Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). All Rent Deficiency disbursements made by Lender shall be deposited into the Deposit Account as if such sums were received by Borrower as Rent during the calendar-month after such request is made by Borrower.

(b) Notwithstanding the foregoing, upon receipt by Lender of evidence that, with respect to any new Replacement Lease with a term of at least five (5) years, all tenant improvements required to be completed by Borrower pursuant to the Replacement Lease, if any, have been completed and all leasing commissions required to be paid by Borrower with respect to the Replacement Lease, if any, have been paid, and provided no Event of Default then exists, Lender shall direct Agent to disburse to Borrower the Lease Termination Rollover Funds on deposit with respect to such Termination Space provided that the rent to be obtained by Borrower for such Termination Space during the next succeeding sixty (60) calendar months pursuant to the respective Replacement Lease is equal to or greater than the sum of the monthly rent last received from the previous Tenant in such Termination Space pursuant to its Lease multiplied by sixty (60).

(c) Lender shall use good faith efforts to cause the disbursement of the applicable amounts of the Lease Termination Rollover Funds within five (5) Business Days after receipt of Borrower’s request and all required documentation (but Lender shall have no liability for failure to do so).

Section 6.7 Operating Expense Funds.

6.7.1 Deposits of Operating Expense Reserve Funds. There shall be deposited on each Monthly Payment Date an amount equal to one-twelfth (1/12) of the amount of operating expenses and capital expenditures necessary for operation of the Property as set forth in the Approved Annual Budget (the “Monthly Operating Expense Amount”) for the calendar month following the Monthly Payment Date on which such deposit was made. Amounts deposited pursuant to this Section 6.7.1 are referred to herein as the “Operating Expense Funds.”

6.7.2 Release of Operating Expense Funds. Lender shall disburse the Monthly Operating Expense Amount and the amount of the Unbudgeted Expense to Borrower in accordance with the provisions of the Cash Management Agreement, provided that, on the date such payment is to be made, no Event of Default shall exist and remain uncured. Notwithstanding anything to the contrary in the foregoing, during the continuance of an Event of Default Lender shall have the option (but not the obligation) in lieu of disbursing Operating Expense Funds to Borrower, to pay such Operating Expense Funds directly to the related obligees or to pay such Operating Expense Funds to Borrower and the related obligees jointly or to apply the Operating Expense Funds to the Debt in any order Lender desires. If Lender fails to fund any Operating Expense Funds requested by Borrower, no waste shall be deemed created thereby.

Section 6.8 Application of Reserve Funds.

Notwithstanding anything contained herein to the contrary, upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw the Reserve Funds and apply the Reserve Funds to the items for which the Reserve Funds were established or to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Reserve Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.9 Security Interest in Reserve Funds.

6.9.1 Grant of Security Interest. Borrower shall be the owner of the Reserve Funds. Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Reserve Funds. The Reserve Funds shall be under the sole dominion and control of Lender.

6.9.2 Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds.

6.9.3 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

Section 6.10 Letters of Credit.

6.10.1 Delivery of Letters of Credit. (a) In lieu of making the payments to any of the Reserve Funds (other than the Operating Expense Funds), Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 6.10. Additionally, Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 6.10 in lieu of deposits previously made to the Reserve Funds. The aggregate amount of any Letter of Credit and cash on deposit with respect to the Capital Expenditure/Leasing Funds and the Lease Termination Rollover Funds shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit in such Reserve Fund pursuant to this Agreement. The aggregate amount of any Letter of Credit and cash on deposit with respect to the Tax and Insurance Funds shall at all times be at least equal to the aggregate which Borrower would be required to deposit in such Reserve Fund over the next twelve (12) month period. The aggregate amount of any Letter of Credit and cash on deposit with respect to Debt Service Reserve Funds shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit in such Reserve Fund pursuant to this Agreement. In the event that a Letter of Credit is delivered in lieu of any portion of the Tax and Insurance Funds, Borrower shall be responsible for the payment of Taxes or Insurance Premiums, as applicable, and Lender shall not be responsible therefore. Provided no Event of Default has occurred and is continuing, and the amount of the Letter of Credit is greater than that required by Section 6.10.1, then Borrower may be permitted to amend the applicable Letter of Credit to reduce the amount of the Letter of Credit to the amount required hereunder or replace with cash. In the event Borrower is entitled to a disbursement from any of the Reserve Funds which are represented by a Letter of Credit and Borrower desires a reduction of any such Letter of Credit instead, Borrower may amend the applicable Letter of Credit to reduce the amount of the Letter of Credit in the amount of the disbursement and Lender will cooperate in obtaining such amendment.

(b) Borrower shall give Lender no less than twenty (20) days notice of Borrower’s election to deliver a Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable actual out-of-pocket costs and expenses in connection therewith. Borrower shall not be entitled to draw from any such Letter of Credit. Upon twenty (20) days notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the applicable Reserve Fund if a Letter of Credit has been outstanding for more than six (6) months. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated in the applicable Reserve Fund and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered.

(c) Borrower shall provide Lender with notice of any increases in the annual payments for Taxes and Insurance Premiums twenty (20) days prior to the effective date of any such increase and any applicable Letter of Credit shall be increased by such increased amount at least ten (10) days prior to the effective date of such increase.

Section 6.11 Provisions Regarding Letters of Credit.

6.11.1 Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the Yield Maintenance Premium. On the Maturity Date, any such Letter of Credit may be applied to reduce the Debt unless the Debt has been paid in full.

6.11.2 Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least fifteen (15) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least fifteen (15) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least fifteen (15) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided at least fifteen (15) days prior to such termination); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and a substitute Letter of Credit is not provided within fifteen (15) days of such cessation. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above and shall not be liable for, any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

VII.	PROPERTY MANAGEMENT

Section 7.1 The Management Agreement.

Borrower shall cause Manager to manage the Property in accordance with the Management Agreement. Borrower shall (i) diligently perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed and (ii) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to. pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

Section 7.2 Approval of New Manager. Borrower shall be permitted to terminate the Management Agreement provided that Lender shall approve the replacement Manager, such approval not to unreasonably withheld, conditioned or delayed, and Borrower and such replacement Manager shall, as a condition to Lender’s approval, execute a subordination of management agreement in the form then used by Lender and reasonably acceptable to the new Manager.

Section 7.3 Replacement of Manager. Lender shall have the right to require Borrower to replace the Manager with a Person which is not an Affiliate of, but is chosen by, Borrower and approved by Lender upon the occurrence of any one or more of the following events: (i) at any time following the occurrence of an Event of Default and acceleration of the Loan, (ii) at any time following the occurrence of an “Event of Default” under the Senior Mezzanine Loan and acceleration of the Senior Mezzanine Loan, (iii) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period or (iv) if at any time the Manager has engaged in fraud or willful misconduct. If any replacement Manager under Section 7.2 or this Section 7.3 is an Affiliate of Borrower, Borrower shall deliver to Lender at the time of such replacement a non-consolidation opinion acceptable to Rating Agencies and reasonably acceptable to Lender.

VIII. PERMITTED TRANSFERS

Section 8.1 Permitted Transfer of the Property. Lender shall not withhold, delay or condition its consent to the one-time conveyance of the Property to a Permitted Transferee provided that (a) no Event of Default then exists, (b) Lender has received a Rating Agency Confirmation as to the conveyance of the Property to the Permitted Transferee, (c)

Lender has received an agreement, acceptable to it in its sole discretion, pursuant to which Permitted Transferee assumes all of Borrower’s obligations under the Loan Documents upon which Borrower shall be released from all obligations arising thereafter, (d) Lender receives a transfer fee equal to $100,000.00 only in the event of a transfer to a Person not an Affiliate of Borrower, plus reimbursement for all out of pocket costs and expenses of Lender in connection with the transactions contemplated by this Section 8.1 and (e) Lender shall have received such documents, certificates and legal opinions as it may reasonably request.

Section 8.2 Permitted Transfers of Interest in Borrower. The restrictions on Transfers of ownership interests in Borrower set forth in Article 6 of the Mortgage shall not apply to and Lender’s consent shall not be required with respect to the transfer of direct and indirect interests in the owners of the Junior B Mezzanine Borrower (i) to the Guarantor (so long as it is controlled by James A. Thomas), James A. Thomas or Thomas Properties Group LLC (so long as it is controlled by James A. Thomas), or to any entity or entities controlled by or under common control with any of the foregoing, or to any combination of the foregoing; (ii) to immediate family members of James A. Thomas, entities controlled by immediate family members of James A. Thomas, or trusts established for the immediate family members of the equity holders in the Junior B Mezzanine Borrower for estate planning purposes, (iii) to employees of Thomas Properties Group LLC as part of a compensation package (provided such transfer, taken together with all previous transfers to employees, does not result in a change of control of Borrower) or (iv) pursuant to a will or other testamentary disposition, provided that in each case (v) notice is provided to the Lender of such a transfer, (w) the transferee of such interests acknowledges in writing that such interests remain subject to the provisions of the Senior Mezzanine Lender’s pledge and security agreement, the Junior A Mezzanine Lender’s pledge and security agreement and the Junior B Mezzanine Lender’s pledge and security agreement, (x) the transferee delivers a non-consolidation opinion, if required by the Rating Agencies, (y) unless resulting from death or incapacitation, James A. Thomas at all times maintains direct or indirect control of Borrower, Senior Mezzanine Borrower, Junior A Mezzanine Borrower and Junior B Mezzanine Borrower and (z) Lender receives reimbursement for all out of pocket costs and expenses of Lender in connection with the transactions contemplated by this Section 8.2. In addition to the foregoing, the restrictions on Transfers of ownership interests set forth in Article 6 of the Mortgage shall not apply to and Lender’s consent shall not be required with respect to the pledging of the interests pursuant to the pledge agreements which are part of the Senior Mezzanine Loan Documents, the Junior A Mezzanine Loan Documents and the Junior B Mezzanine Loan Documents.

IX.	SALE AND SECURITIZATION OF MORTGAGE

Section 9.1 Sale of Mortgage and Securitization.

(a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transaction referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization.” Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”).

(b) If requested by Lender, at no out-of-pocket cost or additional liability to Borrower, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i) (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager and (B) provide updated budgets relating to the Property to the extent otherwise required by the Loan Documents;

(ii) if required by the Rating Agencies, provide revised opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, due execution and enforceability with respect to the Property, Borrower, Guarantor and the Loan Documents;

(iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents as are customarily provided in securitization transactions and as may be reasonably requested by the holder of the Note or the Rating Agencies and consistent with the facts covered by such representations and warranties made in the Loan Documents to the extent they are true as of the time of the closing of the Securitization; and

(iv) execute amendments to the Loan Documents reasonably requested by Lender, provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, (B) modify or amend any economic or any other material term of the Loan, (C) otherwise materially increase the obligations or decrease the rights of Borrower pursuant to the Loan Documents or (D) impose any additional personal liability on any Constituent Partner (as hereinafter defined) of Borrower, Guarantor or their respective Affiliates.

All financial statements provided by Borrower pursuant to this Section 9.1(c) shall be prepared in accordance with GAAP, and shall meet other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by the independent accountants in accordance with generally accepted auditing standards and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

Section 9.2 Securitization Indemnification.

(a) Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, an “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(b) Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that to Borrower’s actual knowledge each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Property and Manager does not contain any untrue statement of a material fact or omit to state a material fact in Borrower’s actual knowledge, necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Morgan Stanley Dean Witter & Co. (“Morgan Stanley”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Morgan Stanley Group”), and Morgan Stanley, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Morgan Stanley or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, compensatory damages (but not consequential damages) or liabilities (collectively, the “Liabilities”) to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections known by Borrower to be untrue or arise out of or are based upon the omission or alleged omission to state therein a material fact in Borrower’s actual knowledge, required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Morgan Stanley Group and/or the Underwriter Group for any legal or other reasonable expenses reasonably incurred by Lender, the Morgan Stanley Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. Notwithstanding anything to the contrary contained herein, if there is a lawsuit based upon an alleged untrue statement or an alleged omission and such allegations are proved to be untrue pursuant to a final court order which is unappealable, Borrower shall not be responsible for the legal fees incurred by Lender, the Morgan Stanley Group and the Underwriter Group. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

(c) In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Morgan Stanley Group and the Underwriter Group for Liabilities to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact in Borrower’s actual knowledge required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Morgan Stanley Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Morgan Stanley Group or the Underwriter Group in connection with defending or investigating the Liabilities. Notwithstanding anything to the contrary contained herein, if there is a lawsuit based upon an alleged untrue statement or an alleged omission and such allegations are proved to be untrue pursuant to a final court order which is unappealable, Borrower shall not be responsible for the legal fees incurred by Lender, the Morgan Stanley Group and the Underwriter Group.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to he made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered, to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Morgan Stanley’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.

(f) Subject to the provisions of Section 11.22 hereof, the liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

X.	DEFAULTS

Section 10.1 Event of Default.

(a) Each of the following events, after the applicable notice and expiration of the applicable cure period set forth in this subsection (a), if any, shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any monthly installment of principal and/or interest due under the Note or the payment due on the Maturity Date is not paid when due, provided that it shall not be an Event of Default if (1) a monthly installment of principal and/or interest is not paid when due if sufficient funds are in the Debt Service Account to make such payment on the Monthly Payment Date in question and Borrower has not attempted to block the payment of such sums or (2) a monthly installment of principal and/or interest is not paid when due up to two (2) times during any twelve (12) month period as long as such payment is received by Lender within one (l) Business Day following notice to Borrower that the same is due and payable, or (B) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(ii) if any of the Taxes are not paid when due (except to the extent sums sufficient to pay such Taxes have been deposited with Lender in accordance with the terms of this Agreement in an amount sufficient to pay the same and Borrower has not attempted to impede Agent’s attempts to pay same) or any of the Other Charges are not paid within ten (10) Business Days of the date when the same are due;

(iii) if the Policies are not kept in full force and effect (except to the extent sums sufficient to pay the Insurance Premiums have been deposited with Lender in accordance with the terms of this Agreement in an amount sufficient to pay the same and Borrower has not attempted to impede Agent’s attempts to pay same);

(iv) if Borrower breaches or permits or suffers a breach of Article 6 of the Mortgage and such breach is not cured within ten (10) Business Days of notice thereof;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made and such default is not cured within ten (10) Business Days of notice thereof;

(vi) if Borrower, any SPC Party or Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, any SPC Party or Guarantor or if Borrower, any SPC Party or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, any SPC Party or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, any SPC Party or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, and SPC Party or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii) Intentionally Deleted;

(ix) if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(x) if Borrower breaches any representation, warranty or covenant contained in Sections 3.1.24, 3.1.40 or 3.1.41 hereof;

(xi) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 4.1.1 and continues to fail to comply after ten (10) Business Days of notice thereof ;

(xii) if Borrower breaches any of the negative covenants contained in Section 4.2.12 hereof or acts or neglects to act in such a manner as to be considered a default under the Operating Agreements and continues such breach or act after ten (10) Business Days of notice thereof,

(xiii) if Guarantor breaches in any material respect any covenant, warranty or representation contained in the Guaranty and continues such breach after ten (10) Business Days of notice thereof or breaches the Guarantor Operational Covenant;

(xiv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such Default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days plus time permitted for Excusable Delays; or

(xv) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents or if no time period is specified for the thirty (30) day period following written notice of such default, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b) Upon the occurrence and continuance of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) and (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until

Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder, provided that Borrower’s liability or obligations shall not be materially increased by such severance. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power unless Borrower has not responded to such request within five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents (modified to reflect the current status of such representations and warranties) and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Components and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 10.3 Right to Cure Defaults. During the existence of an Event of Default or on ten (10) Business Days’ notice (except in the case of an emergency), Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of

Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. During the existence of an Event of Default or on ten (10) Business Days’ notice (except in the case of an emergency), Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the out of pocket cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such out of pocket costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

Section 10.4 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

XI.	MISCELLANEOUS

Section 11.1 Successors and Assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2 Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.

Section 11.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION, PRIORITY AND ENFORCEMENT IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR

HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Mr. Randall Scott

c/o Thomas Properties Group, LLC

One Commerce Square

2004 Market Street, Suite 2300

Philadelphia, Pennsylvania 19103

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, AND (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS).

Section 11.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) upon receipt or refusal of acceptance, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), followed by delivery of a hard copy in any other manner set forth herein and (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), in each case addressed to the parties as follows:

If to Lender:	Morgan Stanley Mortgage Capital Inc. 1221 Avenue of the Americas, 27th Floor New York, New York 10020 Attention: James Flaum and Kevin Swartz Facsimile No.: (212) 762-9494
with a copy to:	Cadwalader, Wickersham & Taft LLP 100 Maiden Lane New York, New York 10038 Attention: John M. Zizzo, Esq. Facsimile No.: (212) 504-6666
If to Borrower:	Philadelphia Plaza-Phase II, LP c/o Thomas Properties Group, LLC 515 South Flower, Suite 600 Los Angeles, California 90071 Attention: Mr. James Thomas Facsimile No.: (213) 633-4760
with a copy to:	Thomas Properties Group, LLC One Commerce Square 2005 Market Street, Suite 2300 Philadelphia, Pennsylvania 19103 Attention: Mr. Randall Scott Facsimile No. (215) 851-6021
with a copy to:	Pircher, Nichols & Meeks 1925 Century Park East, Suite 1700 Los Angeles, California 90067 Attention: Real Estate Notices (LJP/SCS) Facsimile No. (310) 201-8922

Section 11.7 Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT

BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment unless Lender’s actions are arbitrary and capricious. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment unless Lender’s actions are arbitrary and capricious.

Section 11.13 Expenses; Indemnity.

(a) Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon ten (10) days of receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) any default by Borrower in Borrower’s prompt ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iii) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (iv) subject to the terms hereof, enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (v) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs due and payable to Lender may be paid to Lender pursuant to the Cash Management Agreement after ten (10) days prior written notice from Lender to Borrower. Notwithstanding the foregoing, Borrower shall not be responsible for the legal fees and costs of attorneys incurred by Lender in connection with the closing of the Loan.

(b) Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) (the “Lender Indemnitees”) from and against any and all liabilities, obligations, out-of-pocket losses, compensatory damages (but not consequential damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Lender Indemnitees in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.

Section 11.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17 Publicity. Except for Lender Disclosure Documents in connection with a Securitization, all news releases, publicity or advertising by Borrower, Lender or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Borrower, Lender, Morgan Stanley Mortgage Capital Inc., or any of their Affiliates shall be subject to the prior approval of Lender and Borrower, which shall not be unreasonably withheld. Notwithstanding the foregoing, disclosure required by any federal or state securities laws, rules or regulations or other applicable Legal Requirements, as determined by any such party’s counsel, shall be not be subject to the prior written approval of the other.

Section 11.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s Partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19 Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all third party (i.e. other than Borrower or its Affiliates) claims, liabilities, out of pocket costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22 Exculpation.

(a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding (including a money judgment under the Note and the other Loan Documents) to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency or other personal judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency or other personal judgment against Borrower solely in order to fully realize on any security given by Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against such security; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Loss incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower or the Guarantor in connection with the Loan;

(ii) the willful misconduct of Borrower,

(iii) the existence of environmental matters in violation of applicable Legal Requirements;

(iv) the intentional misapplication or conversion by Borrower or its authorized agents of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, to the extent so misappropriated or misapplied, (B) any Awards or other amounts received in connection with the Condemnation of an or a portion of the Property, to the extent so misappropriated or misapplied, or (C) any Rents, to the extent so misappropriated or misapplied;

(v) Borrower’s indemnification of Lender set forth in Section 9.2 hereof; and

(vi) Borrower breaches any representation contained in Sections 3.1.40 or 3.1.41 hereof

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower files a voluntary petition under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (ii) an Affiliate, which controls, directly or indirectly, Borrower files, or arranges for or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law (other than if such filing is consented to in writing by Lender); (iii) Borrower colludes in or arranges for any involuntary petition filed against it by any other Person (other than by Lender) under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law (other than if such filing is consented to in writing by Lender); or (iv) Guarantor breaches the Guarantor Operational Covenant.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Note or any of the Loan Documents (except for Guarantor under the Guaranty and Manager under the Assignment of Management Agreement and the Cash Management Agreement) neither any present or future Constituent Partner in Borrower nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, partner, member, principal, participant or agent of or in Borrower or of or in any person or entity that is or becomes a Constituent Partner in Borrower (collectively, the “Borrower’s Partners”) shall have any personal liability, directly or indirectly, under or in connection with this Agreement, the Note or any of the Loan Documents (except for Guarantor under the Guaranty and Manager under the Assignment of Management Agreement and the Cash Management Agreement), or any amendment or amendments to any of the foregoing made at any time or times hereafter and Lender, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. The term “Constituent Partner,” as used herein, shall mean, any direct partner in Borrower and any person or entity that, directly or indirectly, through one or more other partnerships, limited liability companies or corporation or other entities is a partner in Borrower. For purposes of this Section 11.22(b), neither the negative capital account of any Constituent Partner in Borrower or in any other Constituent Partner in Borrower, nor any obligation of any Constituent Partner in Borrower to restore a negative capital account or to contribute or loan capital to Borrower or to any other Constituent Partner in Borrower shall at any time be deemed to be the property or an asset of Borrower (or any other Constituent Partner) and neither Lender nor any of its successors or assigns shall have any right to collect, enforce or proceed against with respect to any such negative capital account or obligation to restore, contribute or loan.

Section 11.23 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Commitment Letter dated June 3, 2003 (as amended) between Borrower DB Realty Mezzanine Investment Fund II, LLC and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24 Servicer.

(a) At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement; and Borrower shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement. Servicer shall, however, be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents.

(b) Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents.

(c) Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note and the other Loan Documents (and no delivery of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).

Section 11.25 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 11.26 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 11.27 Assignments and Participations.

(a) The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Loan Agreement, as holder of the Note.

(b) Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, the assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder.

(c) Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Loan Agreement; provided, however, that (i) Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the holder of any Note for all purposes of this Loan Agreement and (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Loan Agreement and the other Loan Documents.

(d) Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of the Borrower or any of its Affiliates.

(e) Notwithstanding anything to the contrary contained in this Agreement, Lender shall not include Guarantor financial information in any Disclosure Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation

By:
Name:
Title:

BORROWER:

PHILADELPHIA PLAZA-PHASE II, LP, a Pennsylvania limited partnership

By:	TCS Genpar, LLC a Delaware limited liability company, Its General Partner

	By:	TCS SPE 1, L.P., a Delaware limited partnership, Its Sole Member

		By:	TCS Mezzanine GP, LLC, a Delaware limited liability company, Its General Partner

			By:	Maguire Thomas Partners-Commerce Square II, Ltd., a California limited partnership, Its Managing Member

				By:	Thomas Development Partners-Phase II, Inc., a California corporation, Its General Partner

By:
Name:
Title: